UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of report (date of earliest event reported):
August 24, 2009

Unify Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1420 Rocky Ridge Drive
Roseville, California 95661
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(916) 218-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 20, 2009, Unify Corporation (“Unify” or the “Company”) announced the appointment of Tim Bacci to its board of directors. Mr. Bacci was appointed to Unify’s board of directors pursuant to an agreement to appoint an individual acceptable to the holders of AXS-One, Inc. convertible notes and Unify’s nominating committee described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 13, 2009. Unify acquired AXS-One on June 30, 2009 pursuant to an Agreement and Plan of Merger dated April 16, 2009, by and between Unify, UCAC, Inc. and AXS-One. As a Unify board member, Mr. Bacci will receive the standard compensation that is provided to Unify board members as described in our latest proxy statement. Concurrently, Unify expanded its board of directors to seven to accommodate Mr. Bacci’s appointment. Mr. Bacci has not currently been appointed to any Unify board committee.

Mr. Bacci was a director and stockholder of AXS-One and beneficially owned certain convertible promissory notes issued by AXS-One. Following the closing of the merger on June 30, 2009, Mr. Bacci received 3,887 shares of Unify common stock directly. Mr. Bacci is also managing partner of BlueLine Partners which held directly and indirectly stock and convertible debt in AXS-One. Following the merger BlueLine Partners directly and indirectly owns 758,692 shares of Unify stock. Additionally, pursuant to an earn-out provision in the merger agreement BlueLine Partners and its affiliates may earn additional shares in Unify. Securities held by BlueLine Partners and its affiliates are deemed beneficially owned by Mr. Bacci pursuant to the rules of the Securities and Exchange Commission. At the time of the merger, the 762,579 shares beneficially owned by Mr. Bacci were valued at approximately $2.55 million based on the closing price of Unify’s common stock on June 30, 2009.

A copy of the press release issued by Unify on August 20, 2009 with regard to this action is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Description
99.1	Press release dated August 20, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2009

By:	/s/ Steven Bonham

Steven Bonham Vice President and CFO (Principal Financial and Accounting Officer)